UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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TXNM Energy, Inc.
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Filed by TXNM ENERGY, INC.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: TXNM Energy, Inc.
Commission File No.: 001-32462

The following materials were first provided to employees of TXNM Energy, Inc., Public Service Company of New Mexico and Texas-New Mexico Power Company on May 19, 2025:

INTEROFFICE CORRESPONDENCE

To: All Employees

From: Pat Vincent-Collawn and Don Tarry

Date: May 19, 2025

Re: Agreement reached for Blackstone Infrastructure to acquire TXNM Energy

Good morning,

We are excited to announce that an agreement has been reached for Blackstone Infrastructure to acquire our holding company, TXNM Energy.

This agreement is beneficial for our customers, our employees and our company. It will provide the financial resources necessary for PNM and TNMP to thrive in this new rapidly changing energy environment while ensuring continued reliability and supporting economic growth. These goals match Blackstone Infrastructure's investment strategy, which focuses on long-term growth.

While the proposed acquisition brings many benefits to our customers and our company it does not change the who, where and why of PNM and TNMP.

We remain committed to our Cultural Beliefs of: Why Here?, Be Bold, Be Transparent, and Think Ahead.

Both utilities will continue to be headquartered in the states they serve with local management and employees focused on meeting the needs of our customers. Our management team will be led by Don Tarry as President and CEO of TXNM Energy. Don will also continue to serve as CEO for PNM and Neal Walker will continue to serve as President of TNMP.

Blackstone Infrastructure recognizes the value of our employees. The agreement explicitly states that your jobs, compensation and benefits will not be negatively impacted due to this agreement for at least two years after it is finalized following regulatory approvals. We will also continue to honor all our union agreements.

Our commitment to serving our customers with safe, reliable electricity remains our focus, and their rates – which are set by state regulators – will not be impacted as a result of this agreement. TXNM Energy stock will no longer be publicly traded and shareholders will be paid $61.25 in cash per share when the transaction is closed.

Today's announcement is the first step in a rigorous process. Regulatory filings at the state and federal levels will be made over the next 90 days and the entire acquisition process is expected to be completed in the second half of 2026.

We will be holding a Town Hall for employees on Tuesday, May 20, at 11:00 AM CT / 10:00 MT; you will receive a calendar invitation that includes a Webex option. If you have questions or thoughts, please share those at askus@txnmenergy.com.

Thank you,

Pat and *Don*

LEADERSHIP MATTERS

To: All Leaders

From: Pat Vincent-Collawn and Don Tarry

Date: May 19, 2025

Re: Acquisition agreement with Blackstone Infrastructure

Good morning,

This morning we announced that an agreement has been reached for Blackstone Infrastructure to acquire our holding company, TXNM Energy.

This agreement is exciting for the whole company – it will provide capital investment to allow both PNM and TNMP to thrive in this new rapidly changing energy environment. This investment will continue to help TNMP maintain a reliable, resilient grid during this period of sustained high demand growth in Texas. In New Mexico, this investment will help unlock our economic development goals and propel the transition to a clean energy future while continuing to provide safe, reliable energy to a growing system.

We recognize your important role as a leader in this organization and want to equip you with more background prior to a Town Hall we will hold tomorrow at 11:00 AM CT/10:00 AM MT.

While this agreement helps us to navigate the changing energy landscape it will not change the who, where and why of TNMP and PNM.

We remain committed to our customers and our Cultural Beliefs: Why Here?, Be Bold, Be Transparent, and Think Ahead.

Both utilities will continue to be headquartered in the states they serve with local management and employees focused on meeting the needs of our customers. Our management team will be led by Don Tarry as President and CEO of TXNM Energy. Don will also continue to serve as CEO for PNM and Neal Walker will continue to serve as President of TNMP.

We recognize change can be unsettling and understand some team members may be concerned about their jobs and benefits after this acquisition. Rest assured people's jobs, compensation and benefits will not be negatively impacted due to this agreement. In fact, the agreement explicitly states there will be no reductions to employee jobs or benefits due to this transaction for at least two years from when the agreement is finalized, which we anticipate will happen in the second half of 2026. This agreement will also have no additional impact on our union employees as we will continue to honor our union agreements.

Rates will continue to be set by the PUCT and NMPRC and will not be impacted by this agreement.

Today's announcement is the first step in a rigorous process. Regulatory filings at the state and federal levels will be made over the summer and fall. The entire acquisition process is expected to be completed in the second half of 2026. Upon closing, TXNM Energy shareholders will receive $61.25 in cash per share and TXNM Energy stock will no longer be publicly traded.

Below is a brief list of Anticipated Questions to help you address questions you may get from your employees. Please encourage your teams to attend the Town Hall on May 20 at 10:00 AM MT and ask questions through askus@txnmenergy.com. A calendar invitation including a WebEx option will be sent shortly.

Thank you for supporting your teams and please reach out to your leadership with any concerns.

Pat and Don

Anticipated Questions

Does this agreement impact my job?

The acquisition agreement states there will be no reductions to employee jobs or benefits for at least two years after final approval. This does not mean that changes should be anticipated at the end of two years – rather, the agreement puts a formal commitment behind the words that jobs will not be eliminated because of the acquisition.

Will I be required to relocate?

No employees will need to relocate due to this transaction.

Will there be changes to medical benefits?

There will be no changes to medical benefits as a result of this agreement for at least two years after final approval; Any changes to medical benefits during this time would only be the result of our ongoing practice to continuously seek to provide attractive benefits at reasonable costs for our employees.

Will my PTO be affected or changed?

No, your PTO amounts won't be affected by this transaction.

How will the transaction affect my bonus (incentive compensation)?

Incentive programs for 2025 will remain unchanged. In early 2026, the Company will adopt 2026 incentive plans following the process that it has historically followed in adopting these plans.

What happens to my TXNM stock in my 401(k)?

If you hold TXNM Energy stock in the 401(k) Plan at closing, you will be treated in the same manner as any other shareholder and your 401(k) account will be credited with cash from the sale of the shares. Following the closing of the transaction, you will no longer be able to invest your 401(k) account in TXNM Energy stock.

Will there be changes to pension or retiree medical benefits?

There will not be any changes to PNM or TNMP pension nor retiree medical benefits as a result of this agreement.

Will the Company's culture change?

We remain committed to our Cultural Beliefs: Why Here?, Be Bold, Be Transparent, and Think Ahead and achieving our Key Results: Financially Healthy, Safety Excellence and Customer Centric.

Should I continue deductions for United Way? Responsible Citizens Group?

These programs all remain in place. Unless you make a change, deductions for United Way and RCG will continue to remain in place after closing

What is the timeline for the approval process?

About one year from the date of regulatory filings. Today is the first step in a thorough process. The acquisition is subject to numerous state and federal entities including the New Mexico Public Regulation Commission, Public Utility Commission of Texas, and North American Electric Reliability Corporation. The NMPRC process does not have a definitive timeline for their process, but we estimate about a year from the date of our filing which should occur in the fall.

_________________________

Additional Information about the Proposed Transaction and Where to Find It

The proposed transaction between TXNM Energy and Blackstone Infrastructure will be submitted to the shareholders of TXNM Energy for their consideration. TXNM Energy will file a proxy statement on Schedule 14A and other documents with the Securities and Exchange Commission (the “SEC”) regarding the proposed transaction. Promptly after filing its definitive proxy statement with the SEC, TXNM Energy intends to mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed transaction. This document is not a substitute for the proxy statement or any other document which TXNM Energy may file with the SEC and send to TXNM Energy’s shareholders in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF TXNM ENERGY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TXNM ENERGY AND THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from TXNM Energy’s website (https://www.txnmenergy.com/) under the tab “Investor” and then under the heading “SEC Filings.”

Participants in the Solicitation

TXNM Energy and its directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information about TXNM Energy’s directors and executive officers is set forth in its definitive proxy statement for its 2025 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2025, and its Form 10-K filed with the SEC on February 28, 2025. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials TXNM Energy intends to file with the SEC.

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